Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

FIRST-QUARTER 2018 RESULTS

Revenue Growth in Both Legacy and Acquired Businesses Generated Solid Earnings Ahead of Expectations

Launched New Product Development Process to Accelerate Organic Growth

2018 Guidance Reiterated for Double-Digit Revenue and Earnings Growth YOY

CRANBURY, New Jersey – (May 1, 2018) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced financial results for its first quarter ended March 31, 2018.

Q1 2018 Financial Highlights

•	Sales of $205 million were up 24% compared with prior year due to a combination of organic volume growth, strong contribution from acquisitions and notable progress with proactive pricing actions in the legacy business

•	Strong growth of 39% seen in Food, Health, and Nutrition (FHN) with segment sales advancing to 61% of total Company sales

•	GAAP Net Income of $11 million and GAAP diluted EPS of $0.55 were flat with prior year

•	Adjusted EBITDA increased 17% versus prior year to $32 million; adjusted diluted EPS of $0.61 up 3% year-over-year

•	Free Cash Flow was up 29% from the same quarter last year. Continued good working capital performance supported by further improvements in the cash conversion cycle

•	Reiterating 2018 full-year guidance of 12% to 14% revenue growth, with more than double GAAP EPS and 10% to 14% Adjusted EPS growth

Q1 2018 Strategic Highlights

•	Launched new stage-gate product development process to underpin and accelerate profitable organic growth across portfolio

•	Further advanced strategic value chain repositioning and manufacturing optimization initiative. Actions planned for 2018 are well underway with estimated adjusted diluted EPS improvement of 10% by the end of 2019

•	Phase 2 Operational Excellence program on schedule to deliver $13 million run rate savings by end of 2018

•	Integration of acquisitions progressing as planned; on track to achieve $4 million of run rate cost synergies in 2018

Management Comments

“We began the year with a strong first quarter as we delivered growth from both our legacy business and acquisitions, supported by the favorable impact from our proactive pricing actions,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer. “Our recent acquisitions contributed 20% of our volume growth in the quarter, with an additional 4% year over year growth coming from our legacy business, which is a significant turning point compared with the trend seen in recent years.

“We continue to make excellent progress advancing the two parallel paths of our Vision 2022 roadmap. This includes delivering earnings growth through organic and inorganic initiatives, while simultaneously sustaining our leadership position in our cash generative phosphate portfolio through our value chain repositioning and manufacturing optimization initiatives. We have taken important steps forward with this program demonstrating our continued commitment to further strengthen the competitive position of our cash-generative core phosphates product portfolio. Following targeted 2018 capital investments, which will diversify Innophos’ supply base and deliver an improved sustainable cost structure, we estimate an adjusted diluted EPS improvement of 10% by the end of 2019.

“To accelerate organic growth, we introduced an enterprise-wide new product development (NPD) process, which positions us to address consumer trends, aligns us with specialty, high-growth FHN markets and leverages our science and technology capabilities.

“The integration of our recent acquisitions continues to progress well and positions us for sustained growth,” said Mink. “We have an active M&A pipeline, and with our strong balance sheet and Integration Management Office (IMO), we are confident in our ability to deliver enhanced shareholder value.

“We are making excellent progress in transforming Innophos into a leading specialty ingredients solution provider serving attractive FHN markets, as well as select Industrial Specialties markets. With a clear strategic vision, a track record of delivering on our plans, and the financial strength to achieve our goals, we continue to deliver strong shareholder value,” concluded Mink.

Q1 2018 Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 1	2018	2017	Variance $	Variance%
Sales	205	166	39	24%
Net Income	11	11	—	—
Adj. Net Income	12	12	—	3%
EBITDA	30	26	4	15%
Adj. EBITDA	32	28	5	17%
Diluted EPS	0.55	0.55	—	—
Adj. Diluted EPS	0.61	0.59	0.02	3%
Cash from Ops	(4)	(11)	6	61%
Free Cash Flow	(14)	(19)	6	29%

•	Sales were up 24% compared with prior year due to 22% higher volumes from both organic and inorganic growth, and 2% higher prices pertaining to the legacy business

•	GAAP Net Income of $11 million and GAAP diluted EPS of $0.55 were flat with prior year. Adjusted EBITDA of $32 million was up 17% versus prior year. As previously communicated, acquisition related adjusted EBITDA margins are currently dilutive. Adjusted diluted EPS of $0.61 improved $0.02, or 3% year-over-year

•	Free Cash Flow outflow was $14 million and improved 29% versus the same quarter last year. Working capital maintained its historically low level of 21% of sales with further improvements delivered in the cash conversion cycle. Capex of $9 million was similar to the prior-year quarter with the majority of spending directed at strategic value chain investments

Q1 2018 Segment Financials

Sales	2018 $ Millions	2017 $ Millions	Variance $	Variance%
FHN	126	91	35	39%
IS	63	64	—	—
Other	16	11	4	41%

Total Innophos	205	166	39	24%

Adj. EBITDA	2018 $ Millions	2017 $ Millions	2018 Margin	2017 Margin
FHN	21	17	17%	18%
IS	11	10	17%	16%
Other	1	1	5%	8%

Total IPHS	32	28	16%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN represented 61% of total Company sales and were up 39% YOY due to the contribution from acquisitions; adjusted EBITDA margins were 171 bps below 2017 due to the dilution effect of lower margin acquisitions

•	IS sales were flat with selling price increases offsetting volume; adjusted EBITDA margins improved 105 bps from the prior year

•	Other sales were up 41% due to sales to South American fertilizer markets. Other adjusted EBITDA margins were 5%

Full Year 2018 Outlook

The Company reiterated its full year 2018 guidance.

The proactive selling price increase program that was implemented in Q4 2017 has been effective in offsetting input cost increases in the first quarter. In response to the operating environment continuing to show cost inflation, the Company has taken further price increase actions in its specialty phosphates portfolio to take effect on June 1st.

The Company continues to expect full year 2018 revenue to grow 12% to 14% due to the annualized contributions from acquisitions, favorable growth in the specialty nutrition end-markets served, and stabilization in the legacy business.

Full year GAAP EPS is expected to more than double in 2018. Adjusted EPS and Adjusted EBITDA are expected to grow by 10% to 14% and 15% to 17%, respectively. This includes an improvement in 2018 full year EPS of approximately $0.16 per diluted share due to the lower effective tax rate. Adjusted EBITDA margin is expected to be approximately 17% of sales.

The Company expects free cash flow to be similar to prior year with capital cash outflow of approximately $45 million to principally support the strategic value chain repositioning and manufacturing optimization programs.

Conference Call

Innophos will host its first quarter 2018 conference call today May 1, 2018 at 9:00 am ET to discuss its earnings results. The call can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q1 2018 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between approximately 11:30 am ET on May 1 and 11:59 pm ET on May 15, 2018. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13678881.

Additional information on Innophos’ first quarter 2018 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended March 31,
	2018	2017
Net sales	$205,440	$165,944
Cost of goods sold	163,213	129,401

Gross profit	42,227	36,543

Operating expenses:
Selling, general and administrative	22,520	19,322
Research & development expenses	1,411	830

Total operating expenses	23,931	20,152

Operating income	18,296	16,391
Interest expense, net	2,904	1,353
Foreign exchange loss (gain)	(196)	(57)
Other income	(15)	(14)

Income before income taxes	15,603	15,109
Provision for income taxes	4,688	4,186

Net income	$10,915	$10,923

Diluted Earnings Per Participating Share	$0.55	$0.55
Diluted weighted average participating shares outstanding	19,711,112	19,694,751
Dividends paid per share of common stock	$0.48	$0.48
Dividends declared per share of common stock	$0.48	$0.48

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended March 31,
	2018	2017
Net Income	$10,915	$10,923

Pre-tax Adjustments
Foreign exchange loss (gain)	(196)	(57)
Severance/Restructuring expense	980	1,000
M&A related costs	752	—

Total Pre-tax Adjustments	1,536	943
Income tax effects on Adjustments	461	261

Adjusted Net Income	$11,990	$11,605

Adjusted Diluted Earnings Per Participating Share	$0.61	$0.59

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended March 31,
	2018	2017
Net Income	$10,915	$10,923
Interest expense, net	2,904	1,353
Provision for income taxes	4,688	4,186
Depreciation & amortization	11,364	9,581

EBITDA	29,871	26,043

Adjustments
Non-cash stock compensation	998	717
Foreign exchange loss (gain)	(196)	(57)
Severance/Restructuring expense	980	1,000
M&A related costs	752	—

Adjusted EBITDA	$32,405	$27,703

Percent of Sales	15.8%	16.7%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended March 31, 2018				Three Months Ended March 31, 2017
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$18,992	$10,093	$786	$29,871	$15,624	$9,521	$898	$26,043
Non-cash stock compensation	574	393	31	998	406	284	27	717
Foreign exchange loss (gain)	(87)	0	(109)	(196)	(4)	0	(53)	(57)
Severance/Restructuring exp.	584	370	26	980	535	439	26	1,000
M&A related costs	752	0	0	752	0	0	0	0

Adjusted EBITDA	$20,815	$10,856	$734	$32,405	$16,561	$10,244	$898	$27,703

Segment Reporting

	Three Months Ended March 31,
Segment Net Sales	2018	2017
Food, Health and Nutrition	$126,363	$91,083
Industrial Specialties	63,350	63,672
Other	15,727	11,189

Total	$205,440	$165,944

Net Sales % change
Food, Health and Nutrition	38.7%
Industrial Specialties	(0.5)%
Other	40.6%

Total	23.8%

Segment EBITDA
Food, Health and Nutrition	$18,992	$15,624
Industrial Specialties	10,093	9,521
Other	786	898

Total	$29,871	$26,043

Segment EBITDA % of net sales
Food, Health and Nutrition	15.0%	17.2%
Industrial Specialties	15.9%	15.0%
Other	5.0%	8.0%

Total	14.5%	15.7%

Depreciation and amortization expense
Food, Health and Nutrition	$7,322	$5,722
Industrial Specialties	3,736	3,372
Other	306	487

Total	$11,364	$9,581

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended March 31, 2018
Reportable Segments	Price	Volume/Mix	Total
Food, Health and Nutrition	0.5%	38.2%	38.7%
Industrial Specialties	2.5%	(3.0)%	(0.5)%
Other	3.2%	37.4%	40.6%

Total	1.5%	22.3%	23.8%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows provided from operating activities
Net income	$10,915	$10,923
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	11,364	9,581
Amortization of deferred financing charges	108	107
Gain on sale of building	—	(153)
Share-based compensation	998	717
Changes in assets and liabilities:
Increase in accounts receivable	(5,841)	(6,748)
Increase in inventories	(8,772)	(9,228)
Decrease (increase) in other current assets	308	(4,194)
Decrease in accounts payable	(6,581)	(5,973)
Decrease in other current liabilities	(5,856)	(3,827)
Changes in other long-term assets and liabilities	(837)	(1,884)

Net cash provided from operating activities	(4,194)	(10,679)

Cash flows used for investing activities:
Capital expenditures	(9,399)	(8,553)
Proceeds from sale of building	—	1,028

Net cash used for investing activities	(9,399)	(7,525)

Cash flows provided by (used for) financing activities:
Long-term debt borrowings	40,000	14,000
Long-term debt repayments	(5,000)	(10,000)
Restricted stock forfeitures	(251)	(360)
Dividends paid	(9,380)	(9,349)

Net cash provided by (used for) financing activities	25,369	(5,709)

Effect of foreign exchange rate changes on cash and cash equivalents	164	226

Net change in cash	11,940	(23,687)
Cash and cash equivalents at beginning of period	28,782	53,487

Cash and cash equivalents at end of period	$40,722	$29,800

Cash From Operations Reconciliation to EBITDA
(Dollars in thousands)	Three Months Ended March 31,
	2018	2017
EBITDA	$29,871	$26,043
Operating Working Capital	(28,700)	(28,770)
Taxes paid	(3,378)	(5,425)
Interest paid	(3,081)	(1,305)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	1,094	(1,222)

Net cash provided from operations	($4,194)	($10,679)

Cash From Operations Reconciliation to Adjusted EBITDA
(Dollars in thousands)	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA	$32,405	$27,703
Operating Working Capital	(30,236)	(29,713)
Taxes paid	(3,378)	(5,425)
Interest paid	(3,081)	(1,305)
All other including changes in other long-term assets and liabilities	96	(1,939)

Net cash provided from operations	($4,194)	($10,679)

Free Cash Flow Reconciliation to Cash From Operations
(Dollars in thousands)	Three Months Ended March 31,
	2018	2017
Cash From Operations	($4,194)	($10,679)
Capital Expenditures	(9,399)	(8,553)

Free Cash Flow	($13,593)	($19,232)

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$40,722	$28,782
Accounts receivable, net	106,675	100,820
Inventories	154,474	145,685
Other current assets	24,672	24,969

Total current assets	326,543	300,256
Property, plant and equipment, net	220,567	219,297
Goodwill	152,700	152,700
Intangibles and other assets, net	109,945	112,916

Total assets	$809,755	$785,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$4	$4
Accounts payable, trade and other	63,975	70,445
Other current liabilities	37,300	43,084

Total current liabilities	101,279	113,533
Long-term debt	345,004	310,005
Other long-term liabilities	27,259	28,072
Total stockholders’ equity	336,213	333,559

Total liabilities and stockholders’ equity	$809,755	$785,169

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash and cash equivalents less total current liabilities plus current portion of capital leases.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its 2022 expectation for Adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022 and because we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.